WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


^WPC^^^e$^^^\^AM|^^_|^^^^}D^^z^^^^^^^^g*w^?^Y-^^Ff^^0^^a^^48^^gXMp^^b^^^s8^ZSq^M^E^^^
^^^^^c^^^^^^M^A^^^^^^^^^]j^7^^^^^^^u^^$_^^~^^a
^;^%$^^P^E^^^^^^^[N^|^^^^^^^^e^^:^~^K9K}^^^^^^^^^
